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                                  AmeriKing, Inc.
                      Calculation of Earnings per Common Share
                  (Dollars in thousands, except per share amounts)

                                                      Quarter Ended   Quarter Ended
                                                     March 31, 1997   April 1, 1996
Net loss                                                    $  (638)        $  (389)

Earnings available to stockholders

Dividends

  Preferred Stock                                              (113)           (113)

  Senior Preferred Stock                                       (985)

Amortization of issuance costs                                  (30)
                                                            -------

Earnings available to common stockholders                    (1,766)           (502)

Weighted average number of shares outstanding                893.29          863.29

Fully diluted weighted average number of shares
 outstanding                                                 999.99          969.99

Net income per common share (weighted average)              $ (1.98)        $ (0.58)

Net income per common share (fully diluted)                 $ (1.77)        $ (0.52)

                                                              Total Shares
                                                              ------------
Weighted average number of common shares:

  Original shares                                            863.29          863.29

  Common stock units                                          30.00           30.00
                                                            -------         -------
  Total                                                      893.29          893.29

Fully diluted weighted average number of common shares:

  Original shares                                            969.99          969.99

  Common stock units                                          30.00           30.00
                                                            -------         -------
  Total                                                      999.99          999.99
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